MASTER SETTLEMENT AGREEMENT

among

SOLAR THIN FILMS, INC.

KRAFT ELEKTRONIKAI ZRT

ZOLTAN KISS

AMELIO SOLAR, INC.

and

RENEWABLE ENERGY SOLUTIONS, INC.

dated as of August 12, 2008

MASTER SETTLEMENT AGREEMENT

THIS MASTER SETTLEMENT, dated as of August 12, 2008 (the “Agreement”), is made and entered into by and among SOLAR THIN FILMS, INC., a Delaware corporation (the “Company”); KRAFT ELEKTRONIKAI ZRT, a corporation organized and existing under the laws of Hungary (“Kraft”); AMELIO SOLAR, INC., a Delaware corporation (“Amelio”); RENEWABLE ENERGY SOLUTIONS, INC., a Delaware corporation (“RESI”); and ZOLTAN KISS, an individual (“Z. Kiss”).

The Company, Kraft, Amelio, RESI and Z. Kiss are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms and terms in quotes are defined in Article I unless otherwise defined in the text.

INTRODUCTION

This Agreement is made and entered into by the Parties with reference to the following:

A. Reference is made to: (i) a certain Cooperative R&D Contract, dated December 19, 2006 between RESI and the Company (the “R&D Contract”); and (ii) a certain Marketing and Manufacturing Facility Turn On Function Contract, dated January 30, 2007 between RESI and the Company (the “Marketing and Turn-On Contract”).

B RESI, an Affiliate of Z. Kiss, is currently indebted to the Company and/or its Subsidiaries for goods and services rendered to or on behalf of RESI in the aggregate amount of the “RESI Debt.”

C. Certain issues and disputes have arisen between the Company, RESI and Z. Kiss with respect to various matters, involving the respective legal rights and obligations of the parties, certain claims in respect of actions take or omitted by the Parties and for amounts allegedly owed and certain other matters (all of the foregoing, collectively, referred to as the “Disputed Issues”).

D.  The Amelio Group has prior to the “Closing Date” succeeded to the assets and businesses of RESI constituting the “PV Technology” and all related rights thereto relating to the design, development, manufacture and sale of PV Equipment and PV Modules, including all “a-Si Technology” and “CIGS Technology” as such terms are defined herein or in the Collateral Documents.

E. The Parties hereto desire, pursuant to this Agreement and the “Collateral Documents” to (i) resolve and release all of the Disputed Claims and any and all other claims that among the Parties as provided for in the “Mutual Releases”, (ii) arrange for the purchase by the Company or its designee of all of the shares of “Company Common Stock” owned by Z. Kiss in the Company pursuant to the “Stock Purchase Agreement”, and (iii) establish an ongoing working relationship between the STF Group and Amelio with respect to the future manufacture, sale and distribution of PV Equipment, PV Modules, “Turnkey PV Module Manufacturing Facilities” using all PV Technology developed or acquired by the STF Group or the Amelio Group, pursuant to the “Strategic Alliance and Cross License Agreement”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Parties hereto intending to be bound thereby, hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified below.

Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

Amelio Group. The term “Amelio Group” shall mean and include Amelio, RESI and Z. Kiss, and any direct and indirect Subsidiaries or Affiliates of such Persons, whether now existing or hereafter formed or acquired.

Amelio Group Releases. The term “Amelio Group Releases” shall mean the general release(s) to be executed and delivered on the Closing Date by each member of the Amelio Group to the STF Group, in the form of Exhibit II annexed hereto and made a part hereof.

Amelio Undertaking. The term “Amelio Undertaking” has the meaning set forth in Section 3.4(b).

Business Day. The term “Business Day” shall mean any day on which the banks in New York City, New York, are open for business (excluding Saturday, Sunday and federal holidays).

CG Solar. The term “CG Solar” shall mean CG Solar, formerly known as Weihai Blue Star Terra Photovoltaic Company, a corporation organized under the laws of the People’s Republic of China.

CG Solar Contract. The term “CG Solar Contract” shall mean the agreement dated ____________ among RESI, the Company and CG Solar, pursuant to which RESI and the Company (through its Kraft Subsidiary) have been engaged as contractors to manufacture and install a TurnKey PV Module Manufacturing Facility in WeHai Shangdong, China for CG Solar or its Affiliate(s).

CG Solar Resolution. The term “CG Solar Resolution” means satisfactory resolution of any open contractual issues between or among CG Solar and any of the Parties hereto.

Closing. The term “Closing” shall mean the date of delivery of this Agreement and the Collateral Documents and the consummation of the transactions specified in Article III.

Closing Date.  The term “Closing Date” shall mean the date of Closing; provided, that without the prior written consent of the Amelio Group, the Closing Date shall not occur later than the Outside Closing Date.

Collateral Documents. The term “Collateral Documents” means the collective reference to the Mutual Releases, the Stock Purchase Agreement and the Strategic Alliance and Cross License Agreement.

Common Stock. The term “Common Stock” shall mean the shares of common stock, $0.01 par value per share of the Company.

Contemplated Transaction. The term “Contemplated Transaction” shall mean all of the transactions contemplated by this Agreement, including the execution, delivery, and performance of the Collateral Documents and any exhibits thereto, and any other documents delivered pursuant hereto and thereto.

Existing Agreements.  The term “Existing Agreements” shall mean the collective reference to the Existing RESI Agreements and the Kiss Consulting Agreement.

Existing RESI Agreements. The term “Existing RESI Agreements” shall mean the collective reference to the R&D Contract and the Marketing and Turn-On Contract referred in Paragraph A of the INTRODUCTION to this Agreement, and any modifications or amendments thereto.

Financing.  The term “Financing” shall mean the public or private sale of $10,000,000 or more of units of securities (the “Units”) consisting of shares of Company Common Stock and/or warrants to purchase Company Common Stock, but which Financing shall include (i) the sale of all or a portion of the 18,000,000 Subject Shares for the account of the Sellers, and (ii) the sale of additional shares of Common Stock for the account of the Company; provided, that:

(a) the sale and issuance by the Company of its Common Stock or other securities convertible into or exercisable for shares of Company Common Stock shall be at a price per share or conversion or exercise price per share of $3.30 or more; and

(b) such Financing shall contemplate the purchase by the Company and/or one or more Persons designated by the Company (including public investors) of an aggregate of 18,000,000 shares of Company Common Stock from Z. Kiss, Joseph Gregory Kiss and Marla Gabriella Kiss pursuant to the Stock Purchase Agreement.

Governmental Entity. The term “Governmental Entity” shall mean any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b)federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Kiss Consulting Agreement.  The term “Kiss Consulting Agreement” shall mean that certain consulting agreement, dated __________ between the Company and Z. Kiss and any modifications or amendments thereto.

Mutual Releases. The term “Mutual Releases” means the comprehensive releases to be executed by the Parties at the Closing, including the Amelio Group Releases in the form attached as Exhibit II to this Agreement and the STF Group Releases in the form attached as Exhibit III to this Agreement.

Outside Closing Date. The term “Outside Closing Date” shall mean 5:00 p.m. (Eastern Standard Time) on November 30, 2008 provided, however, that (i) such Outside Closing Date may be extended by mutual agreement of the Company and the Sellers’ Agent (as defined in the Stock Purchase Agreement), and (ii) if the Company’s registration statement on Form S-1 has not been declared effective by the Securities and Exchange Commission by the above November 30, 2008 Outside Closing Date, if the Sellers’ Agent shall receive reasonable assurances from Maxim Group LLC or other investment banking firm underwriting securities on behalf of the Company and the Sellers in the “Financing”, as defined and described in the Stock Purchase Agreement, that in their judgment such Financing will be consummated, the Sellers’ Agent shall extend the Outside Closing Date to January 31, 2009.

Person . The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

PV. The term “PV” shall mean photovoltaic.

PV Equipment. The term “PV Equipment” shall mean a-Si Equipment, CIGS Equipment and all other items of machinery, equipment, parts, components and Software deploying PV Technologies that are used or useful to manufacture and produce equipment to enable an owner or operator of such equipment to manufacture or produce PV Modules.

PV Modules. The term “PV Modules” shall mean PV cells or modules, whether based on a-Si Technology, CIGS Technology or other PV Technologies.

PV Technologies. The term “PV Technologies” shall mean the collective reference to (i) a-Si Technology, (ii) CIGS Technology, (iii) microcrystalline a-Si Technology, or (iv) any other development, improvements, additions or technologies now or hereafter developed that are used as a coating or other material to deposit the active layer on PV Modules or in PV Equipment.

Qualified Financing. The term “Qualified Financing” has the meaning set forth in Section 3.5.

RESI Debt. The term “RESI Debt” means the net amount of indebtedness, net of fees payable under the Existing Agreements to the Closing Date, and not to exceed $1,331,863 owed by RESI to the Company or its Affiliates as of the Closing Date.

RESI Debt Settlement Deliverables. The term “RESI Debt Settlement Deliverables” means the documents specified in Section 3.5 to be delivered by Z.Kiss and RESI at the Closing.

Stock Purchase Agreement. The term “Stock Purchase Agreement” means that certain stock purchase agreement among the Company, Z. Kiss, Gregory Joseph Kiss, Marla Gabriella Kiss and Steven H. Gifis, as Sellers’ Agent, in the form attached as Exhibit I hereto.

Strategic Alliance and Cross License Agreement. The term “Strategic Alliance and Cross License Agreement” is attached hereto as Exhibit IV and has the meaning therein.

STF Group. The term “STF Group” shall mean and include the Company, together with its wholly-owned Subsidiaries, Kraft and Superior Ventures Corp. and its majority-owned Subsidiary, Solar Thin Power, Inc., and any future direct and indirect Subsidiaries or Affiliates of the Company.

STF Group Releases. The term “STF Group Releases” shall mean the general release(s) to be executed and delivered on the Closing Date by the STF Group to each member of the Amelio Group and their respective officers, directors and stockholders, in the form of Exhibit III annexed hereto and made a part hereof,

Subsidiary. The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any other Person.

Turnkey PV Module Manufacturing Facilities. The term “Turnkey PV Module Manufacturing Facilities” shall mean the collective reference to all PV Equipment and related components and software that are installed in any facility owned and operated by any Person to enable such Person to produce PV Modules in all PV Technologies.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Except as set forth on a referenced “Schedule” to this ARTICLE II, each of the Parties hereby represents and warrants to the other Parties as follows:

2.1. Organization and Good Standing. If such Party is an entity, it is duly organized, validly existing and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing does not have and would not reasonably be expected to have material adverse effect on such Party.

2.2. Authorization of Agreement. Such Party has all requisite power and authority (i) to enter into and deliver this Agreement and the Collateral Documents and other documents provided for herein to which it is a party and to carry out the transactions contemplated hereby and by each other agreement, document, or instrument or certificate contemplated by this Agreement, (ii) to enter into and deliver all documents required or necessary to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (collectively the “Documents”), and (iii) to consummate the contemplated transactions. This Agreement has been and the Documents will be when delivered duly and validly executed and delivered hereunder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and the Documents will constitute when delivered the legal, valid and binding obligations of such Party, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3. No Conflict. Except as set forth on Schedule 2.3 hereto, neither of the execution and delivery by the Party of this Agreement and of the Documents, nor the compliance by such Party with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the governing documents of such Party , (ii) conflict with, violate, result in the breach of, or constitute (with or without due notice, lapse of time or both) a default under, result in the acceleration of, create in any Person the rights to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, license, agreement or other obligation to which such Party is a party or by which such Party or any of its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any government agency by which such Party is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on such Party.

2.4. Except as set forth in Schedule 2.4, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or government agency is required on the part of such Party in connection with the execution and delivery of this Agreement or the Documents or the compliance by such Party with any of the provisions hereof or thereof.

2.5. Litigation. Except as would not reasonably be expected to have a materially adverse effect on the ability of a Party to close hereunder or as set forth on Schedule 2.5 hereto, (a) there is no proceeding now in progress or pending or, to the knowledge of the Party, threatened against the Party or any Affiliate or the assets or the business of the Party and (b) such Party is not subject to any order, writ, injunction or decree of any court or other government agency.

2.6. Compliance with Laws; Permits. Except as provided on Schedule 2.6 hereto, each Party (a) has complied in all respects with all federal, state, and local laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect and (b) has all federal, state, and local governmental permits necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such permits would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, such permits are in full force and effect, and no violations have been recorded in respect of any such permit, and no proceeding is pending or, to the best knowledge of the Party, threatened to revoke or limit any such permit.

2.7. Brokers. No Party nor any of their respective directors, officers, employees or representatives has employed any broker or finder in connection with the contemplated transactions.

ARTICLE III

COVENANTS, CONDITIONS AND CLOSING

3.1. Consents and Approvals. Each Party hereby covenants and agrees to use its commercially reasonable efforts to fulfill its obligations hereunder and under the Collateral Documents. In addition, the Parties to this Agreement agree to refrain, directly or indirectly from utilizing any information, materials, or equipment of any kind, or type in any way or nature other than as contemplated hereunder. Further, neither Party will circumvent the intent or spirit of this agreement or a Party by attempting to take advantage of materials, equipment, or research and development performed by the other Party. Each of the Parties recognize that the provisions of this Section 3.1 and Section 3.2 below are an essential and material part of this Agreement and the Collateral Documents.

3.2. Conditions to Closing. The obligations of the Parties to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made as of the Closing Date, except to the extent that such representations and warranties shall have been updated to the Closing Date without material change, or are qualified by the term “material,” or contain a term such as “Material Adverse Change,” in which case such representations and warranties (as so written) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date;

(b) Covenants. The Parties shall have duly performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Parties on or prior to the Closing, except to the extent that such covenants are qualified by the term “material,” or contain a term such as “Material Adverse Change,” in which case such covenants (as so written) shall be true and correct in all respects on or prior to the Closing Date;

(c)  Absence of Litigation. No action or proceeding shall be pending by or before any court or other Governmental Entity seeking to restrain, prohibit or invalidate the Contemplated Transactions;

(d) Additional Agreements/Documents. Execution and delivery of the Stock Purchase Agreement, Amelio Group Release, STF Group Release, and the Strategic Alliance and Cross License Agreement, all in the form attached hereto as Exhibits I, II, III, and IV;

(e) Non-Competition and Non-Solicitation Agreement.  Execution and delivery of a non-competition and non-solicitation agreement between Amelio, Z. Kiss and RESI (“Non-Competition and Non-Solicitation Agreement”) containing non-competition and non-solicitation covenants and agreements of RESI and Z. Kiss; which Non-Competition and Non-Solicitation Agreement shall expressly name STF as a third party beneficiary to such non-competition and non-solicitation covenants and agreements, and shall (as to such provisions) be in form and content acceptable to STF in the exercise of its sole discretion.

(f) Financing. Consummation of the Financing by the Company; and

(g)  General. All actions to be taken by the Parties in connection with consummation of the transactions contemplated hereby and all other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parties.

3.3. Closing. As a part of a simultaneous Closing, on the Closing Date the Parties shall execute and exchange the following Collateral Documents:

(a) Amelio. Amelio shall deliver fully executed copies of the Collateral Documents to which it is a party, including:

(i) Amelio Group Releases; and

(ii) Strategic Alliance and Cross License Agreement.

(b) STF Group. The applicable members of the STF Group shall deliver fully executed copies of the Collateral Documents to which they are a party, including.

(i) STF Group Releases;

(ii) Stock Purchase Agreement; and

(iii) Strategic Alliance and Cross License Agreement.

(c) Z. Kiss and RESI. Z. Kiss and RESI shall deliver fully executed copies of the following Collateral Documents to which they are a party:

(i) Amelio Group Releases;

(ii) Stock Purchase Agreement; and

(iii) RESI Debt Settlement Deliverables.

3.4. RESI Debt Settlement Payment and Deliverables. The Parties hereto acknowledge that as at the date of this Agreement, RESI is currently indebted to the Company or its Subsidiary in the amount of $1,331,863 in respect to the RESI Debt. On the Closing Date, the RESI Debt shall be settled and paid, as follows:

(a) Z. Kiss shall pay to the Company (out of the proceeds received by him from the sale of his 10,000,000 Subject Shares under the Stock Purchase Agreement) the aggregate sum of $434,315 and, to the extent not previously paid, an additional amount equal to the “RESI Debt Balance” described in Section 3.4(c) below (the “Settlement Payment”);

(b) Z. Kiss shall cause RESI to transfer to the Company an aggregate number of shares of CG Solar, formerly known as Weihai Blue Star Terra Photovoltaic Company, a corporation organized under the laws of the People’s Republic of China (“CG Solar”) representing five (5%) of the issued and outstanding capital shares of CG Solar, and having an agreed upon value of $500,000 (the “Transferred CG Solar Equity”); and

(c) If not paid prior to the Closing Date, the remaining $397,548 (the “RESI Debt Balance”) shall be paid to the Company on the earliest to occur of: (i) on the Closing Date as an additional deduction from the proceeds otherwise payable to Z. Kiss as the purchase price under the Stock Purchase Agreement from the sale of his 10,000,000 shares of Common Stock of the Company; (ii) out of the net proceeds of a financing by Amelio (the “Amelio Financing”); provided, that such Amelio Financing shall be not less than $10,000,000; or (iii) January 31, 2009. To the extent that the RESI Debt Balance shall be paid on the Closing Date pursuant to Section 3.4(c)(i) above, then Amelio shall issue to Z. Kiss its promissory note due and payable on the earlier to occur consummation of the Amelio Financing or one year from the Closing Date. Amelio hereby agrees to guaranty payment of the RESI Debt Balance to the Company.

3.5. Termination of Existing Agreements. As at the Closing Date, all of the Existing Agreements, including, without limitation, the R&D Contract and the Marketing and Turn-On Contract are hereby terminated and rendered null and void. Except as expressly provided in the Strategic Alliance and Cross License Agreement, no Party to any of the Existing Agreements shall have any further rights or obligations thereunder from and after the Closing Date, and all financial obligations, if any, of any of the Parties to the Existing Agreements shall be deemed fully paid and extinguished.

3.6. Termination of All Disputed Issues. On the Closing Date, all Disputed Issues among any or all of the Parties hereto or their Affiliates shall be deemed to be fully resolved and settled.

3.7. Simultaneous Closings. Consummation of the transactions contemplated by this Agreement shall occur simultaneous with, and is subject to and conditioned upon, the consummation of the transactions contemplated by the Stock Purchase Agreement and the execution and delivery of all of the Exhibits to this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS OF THE PARTIES

4.1. Limited Scope of Collateral Agreements. Subject at all times to the continued compliance by RESI and Z. Kiss of their obligations under the restrictive covenants set forth in Section 3.2 of this Agreement, it is expressly understood and agreed among all Parties hereto that, each of the Amelio Group and the STF Group may individually (a) engage, directly or with third Persons, in the development, design and exploitation of a-Si Technology, microcrystalline a-SI Technology or any development, improvements, additions or technologies now or hereafter developed (other than CIGS Technology) that are used as a coating or other material to deposit the active layer on PV Modules or in PV Equipment; and (b) manufacture, sell, distribute or otherwise deal in PV Equipment, PV Modules, Turnkey PV Module Manufacturing Facilities or power plants or projects, that use any PV Technologies, other than CIGS Technology, without regard to this Agreement or any obligation to any other Party or Parties to this Agreement.

4.2. Competition. Except only to the extent expressly provided in Section 3.2 of this Agreement and in the Collateral Documents, it is expressly understood and agreed that each of the Amelio Group and the STF Group are free to engage in activities that may or shall compete with the other throughout the world.

ARTICLE V
MISCELLANEOUS

5.1. Expenses. Whether or not the transactions contemplated hereby are consummated, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby

5.2. Construction of this Agreement. All of the Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of interpretation arises, this Agreement and the other documents and instruments executed in connection with this Agreement shall be construed as if drafted jointly, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or such other documents and instruments. Any item disclosed on a disclosure schedule to this Agreement shall be deemed disclosed for and incorporated into all other disclosure schedules to which such item is applicable. The term “including” in this Agreement shall mean “including without limitation”. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “schedules” or “sections” herein shall be deemed to refer to the applicable disclosure schedule or section of this Agreement.

5.3. Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective Parties hereto.

5.4. Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by Amelio, acting on behalf of all of the members of the Amelio Group, and by the Company, acting on behalf of all members of the STF Group.

5.5. Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (c) the Business Day after the date of delivery to a reputable and recognized next-day express courier service, or (d) three Business Days after (or, in the case of a notice or communication sent overseas, ten Business Days after) being mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the STF Group, to:	Solar Thin Films, Inc.
505 Grove Street
Haddonfield, New Jersey 08033
Attn: Peter Lewis, Chief Executive Officer
Tel: (856) 673-1749
Fax: (609) 434-0602
Email: plewis@solarthinfilms.com

with a required copy to:	Hodgson Russ LLP
1540 Broadway
New York, New York 10036
Attention: Stephen A. Weiss, Esq.
Tel: (212) 751-4300
Facsimile: (212) 751-0928
email: sweiss@hodgsonruss.com

If to Amelio Group, to:
Amelio Solar, Inc.
200 Ludlow Drive, Suite C
Ewing, NJ 08638
Attention: Bruce Bower, CEO
Tel: 609-434-0600
Facsimile:609-434-0602
email: bdbower@yahoo.com

with a required copy to:	Day Pitney LLP
7 Times Square Tower
New York, New York 10036
Attention: Sabino (Rod) Rodriguez III
Tel: (212) 297-2454
Facsimile: (718) 764-4356
email: srodriguez@daypitney.com

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section (provided that no such notice shall be effective until it is received by the other Parties hereto).

5.6. Consent to Jurisdiction. Each of Parties do hereby irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York sitting in New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement and the Collateral Documents or any transaction contemplated hereby or thereby, except in each case with respect to any matters related to title or possession of real property, and any other matters that are justiciable only under the jurisdiction of another court. Each of the Parties irrevocably consent to service of process out of such courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight courier or delivery service, to the Parties at their respective addresses set forth herein. Each of the Parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the full extent permitted by Applicable Law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

5.7. Dispute Resolution Procedure.

(a) General. The parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, the parties agree to use the dispute resolution procedures set forth in this Section 5.7 (the “Dispute Resolution Procedures”) as their sole means of adjudication with respect to any controversy or claim arising out of or relating to this Agreement or its breach, unless otherwise specified herein.

(b) Dispute Notice. At the written request of any Party (a “Dispute Notice”), the Parties to the dispute will, within seven Business Days of the Dispute Notice, appoint knowledgeable, responsible representatives of the Parties to the dispute, to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The Parties intend that these negotiations be conducted by business representatives, including at least one senior executive of each Party to the dispute. The representatives shall meet and confer, in person, not later than such seventh Business Day after the date of the Dispute Notice. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives; provided that, the duration shall not exceed 30 days from the date of the Dispute Notice (an “Action Date”) unless extended by mutual written agreement of the parties setting forth a new Action Date. The Dispute Notice and any extension shall specify the Action Date. The Dispute Notice shall set forth the nature of the dispute, in reasonable detail. Discussion and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, and shall not be admissible in the mediation or arbitration described below. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration. If the Parties are unable to resolve any disputes arising under or relating to this Agreement (each a “Dispute”) using the process described in this Section 5.7(b) within the time period provided, including without limitation disputes regarding a breach or default under this Agreement, the Parties shall mediate such dispute pursuant to the mediation provisions set forth in Section 5.7(c).

(c) Mediation. Within 20 days of the Action Date, the Parties shall select a mediator for non-binding mediation. If the parties are unable to mutually agree on a mediator, each Party shall select a mediator and those selected mediators shall intern select the single mediator to mediate over the disputes referenced in the Dispute Notice. The mediation shall continue for no more than 30 days from the selection of the mediator, unless the Parties mutually agree to extend the mediation for an additional fixed period of time. If the Parties are unable to resolve any Disputes using the process described in this Section 5.7(b) within the time period provided, including without limitation disputes regarding a breach or default under this Agreement, the Parties shall arbitrate such dispute pursuant to the arbitration provisions set forth in Section 5.7(d).

(d) Arbitration. Any Dispute that has not been resolved within the time period provided for in Section 5.7(c) shall be resolved by a single arbitrator in binding arbitration. The Dispute Notice shall automatically serve as a written notice of a request to submit the Dispute for arbitration if there has not been a resolution of the Dispute by the Mediation Action Date, and the Parties agree to submit the Dispute to a single arbitrator who shall be appointed within 30 days after the expiration of the Mediation Action Date (the “Submission Period”). During the Submission Period, the Parties shall appoint the arbitrator in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Authority (“AAA”), as modified below. No punitive damages (or any other amount awarded for the purpose of imposing a penalty) will be awarded for a breach of this Agreement.

(i) During the Submission Period, the Parties may submit a request for discovery to the arbitrator, who shall determine whether the scope of the requested discovery is appropriate or useful for the resolution of the Dispute and order the discovery in their discretion; provided that such discovery process shall be concluded not later than 30 days following the Submission Period (the “Discovery Close Date”).

(ii) The arbitration hearing shall be fixed by the arbitrator to be not sooner than 20 days nor later than 45 days after the Discovery Close Date (the “Hearing Date”). The hearing shall be located at a neutral site as mutually agreed by the Parties, or if the Parties cannot so agree, then the location of the arbitration shall be held in New York City, New York. The Federal Rules of Evidence shall apply to the arbitration hearing. The Party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. Each Party shall bear the burden of persuasion with respect to its proposal for resolution of the matter. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The arbitrator shall set he rules for document length, response times, and witnesses. The arbitrators will have no power or authority, pursuant to the rules of the AAA or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation the provisions of Section 3.2 and this Section.

(iii) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Section and the rules of the AAA.

(iv) Within fifteen (15) days after completion of the arbitration proceedings, the Arbitrator will prepare and distribute to the Parties a writing setting forth the arbitrator’s reasons for the determination. The findings and conclusions and the award, if any, shall be deemed to be confidential information of the Parties. Neither Party may disclose such information to any third Party other than their professional advisors or as required by law or regulations, except in connection with an action to enforce the award.

(v) The arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The arbitrators are authorized to issue monetary sanctions against either Party if, upon a showing of good cause, such Party is unreasonably delaying the proceeding.

(vi) Any award rendered by the arbitrators will be final, conclusive, and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(vii) The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the AAA, and the expenses, including without limitation, reasonable attorneys’ fees and costs, and expert and witness fees and costs, incurred by the other Party to the arbitration. In the case of a decision which partially favors each Party, expenses shall be paid as determined by the arbitrator. In connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the arbitrator, the prevailing Party in such a proceeding shall be entitled to recover reasonable attorney’s fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled.

(e) Injunctive Relief. Notwithstanding anything to the contrary, no Party to this Agreement shall have any obligation to arbitrate claims for injunctive relief, as to which any Party shall be entitled to seek and obtain relief exclusively from the state or federal courts sitting in New York City, New York, and each Party hereby irrevocably submits to the jurisdiction of any such court; provided that, any and all claims for damages shall remain subject to arbitration.

5.8. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and the Parties hereto shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated.

5.9. Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in a writing signed by the Party against whom such waiver is asserted. Any such waiver shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

5.11. Entire Agreement. This Agreement, including the Collateral Documents, other Exhibits and the other documents delivered pursuant hereto and thereto, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

5.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of such state.

5.13. Time is of the Essence. Time is of the essence in the performance of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

AMELIO SOLAR, INC.

By:	/s/ Bruce Bower
Name: Bruce Bower
Title: Chief Executive Officer

RENEWABLE ENERGY SOLUTIONS, INC.

By:	/s/ Zoltan Kiss
Name: Zoltan Kiss
Title: Director

/s/ Zoltan Kiss
ZOLTAN KISS

SOLAR THIN FILMS, INC.

By	/s/ Robert M. Rubin
Name: Robert M. Rubin
Title: Chairman and CFO

KRAFT ELEKTRONIKAI ZRT

By	/s/ Robert M. Rubin
Name: Robert M. Rubin,
Title: Chairman

Exhibit I

Stock Purchase Agreement

[separate document]

Exhibit II

Form of Amelio Group Release

AMELIO GROUP RELEASE

This Amelio Group Release (the “Amelio Release”) is entered into as of August __, 2008, by and among AMELIO SOLAR, INC. (“Amelio”), RENEWABLE ENERGY SOLUTIONS, INC., (“RESI”), ZOLTON KISS (“Z. Kiss”), and their existing and future direct and indirect Subsidiaries or Affiliates and are hereinafter sometimes collectively referred to as the “Amelio Group” in favor of SOLAR THIN FILMS, INC. (“STF”), together with its wholly-owned Subsidiaries, KRAFT ELEKTRONIKAI ZRT (“Kraft”) and SUPERIOR VENTURES CORP. (“Superior”) and its majority-owned Subsidiary, SOLAR THIN POWER, INC. (“STP”), and the Company’s future direct and indirect Subsidiaries or Affiliates and are hereinafter sometimes collectively referred to collectively as the “STF Group.” The foregoing parties are hereinafter sometimes also referred to collectively as the “Parties” or individually as a “Party”. Defined terms used herein but not otherwise defined herein shall have the meaning attributed to them in the Master Settlement Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into a Master Settlement Agreement, on the same date hereof, to resolve all claims and controversies among the Parties; (the “Settlement Agreement”);

WHEREAS, STF, KRAFT, and AMELIO entered into a Strategic Alliance and Cross License Agreement, dated the same date hereof, for the purposes of defining their future cooperation and obligations to one another;

WHEREAS, the members of the Amelio Group wish to release the members of the STF Group from all claims, causes of action, demands, costs, expenses or other obligations;

NOW THEREFORE, in consideration, the receipt and sufficiency of which are hereby acknowledged, the Amelio Group hereby stipulates and agrees as follows:

AGREEMENT

1. Amelio Group Release

In consideration of the terms and conditions of the Settlement Agreement, incorporated herein by reference, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the general release(s) by each member of the Amelio Group to each member of the STF Group pursuant to which, inter alia, each member of the Amelio Group shall jointly and severally irrevocably release each member of the STF Group, and all of their respective officers, directors and stockholders, from all claims, causes of action, demands, costs, expenses or other obligations (collectively, “Claims”) that any one or more members of the Amelio Group may individually or collectively have as of the Closing Date against the STF Group and/or their respective officers, directors or stockholders, including, without limitation, all Claims under the Existing Contracts, and shall release each member of the STF Group and their respective officers, directors or stockholders from all such Claims; provided, however, that the foregoing shall not be deemed to constitute a release with respect to (a) the ongoing obligations of the STF Group under the Settlement Agreement, the Exhibits thereto, and the Collateral Documents, and (b) certain rights that the children of Z. Kiss may have following the Closing Date with respect to their ownership of shares of Company Common Stock that such Persons, solely in their capacities as stockholders, will retain in the Company following the Closing Date.

2. Confidentiality

It is understood by the Parties that this Amelio Release is a requirement under the Settlement Agreement . None of the Parties shall, directly or indirectly, disclose, cause to be disclosed or permit to be disclosed, the existence or contents and terms of this Amelio Release, except as necessary to disclose to the disclosing Party’s auditors, lawyers and agents, or if disclosure is required by law.

3. Enforcement

Nothing in this Amelio Release shall prevent any Party from commencing an action to enforce the terms, conditions and obligations of the Settlement Agreement.

4. Joint Drafting

This Amelio Release reflects the joint drafting efforts of all Parties hereto and any ambiguities herein shall not be construed against any Party hereto.

5. Amendments

This Amelio Release may not be amended, revoked or modified, in whole or in part, except by a writing executed by all of the Parties.

6. Governing Law and Jurisdiction

This Amelio Release shall be governed by and interpreted under the laws of the State of New York, without giving effect to principles of conflicts of law. The Parties agree that any dispute or default arising out of and/or relating in any manner to the terms or provisions of this Amelio Release may be brought in any court of competent jurisdiction in the State of New York, and by execution and delivery of this Amelio Release, each party (i) accepts, generally and unconditionally, the jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amelio Release and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

7. Execution

This Amelio Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Unenforceability

If any term, provision and/or obligation of this Amelio Release shall be adjudicated by the Court to be unenforceable in any situation and/or as to any Party, person and/or entity, the remaining terms, conditions and obligations shall remain enforceable to the maximum extent in all other situations and as to all other Parties, persons and/or entitles.

9. Authorization

The Parties hereto represent and acknowledge that the persons signing this Amelio Release are fully authorized to enter into this Amelio Release on their behalf.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amelio Release to be executed as of the date indicated above.

AMELIO SOLAR, INC.

By:

Name: Title:

RENEWABLE ENERGY SOLUTIONS, INC.

By:

Name: Title:

ZOLTAN KISS

Exhibit III

STF Group Release

STF GROUP RELEASE

This STF Group Release (the “STF Release”) is entered into as of August __, 2008, by and among SOLAR THIN FILMS, INC. (“STF”), together with its wholly-owned Subsidiaries, KRAFT ELEKTRONIKAI ZRT (“Kraft”) and SUPERIOR VENTURES CORP. (“Superior”) and its majority-owned Subsidiary, SOLAR THIN POWER, INC. (“STP”), and the Company’s future direct and indirect Subsidiaries or Affiliates and are hereinafter sometimes collectively referred to collectively as the “STF Group” in favor of AMELIO SOLAR, INC. (“Amelio”), RENEWABLE ENERGY SOLUTIONS, INC., (“RESI”), ZOLTON KISS (“Z. Kiss”), and their existing and future direct and indirect Subsidiaries or Affiliates and are hereinafter sometimes collectively referred to as the “Amelio Group”. The foregoing parties are hereinafter sometimes also referred to collectively as the “Parties” or individually as a “Party”. Defined terms used herein but not otherwise defined herein shall have the meaning attributed to them in the Master Settlement Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into a Master Settlement Agreement, on the same date hereof, to resolve all claims and controversies among the Parties; (the “Settlement Agreement”);

WHEREAS, STF, KRAFT, and AMELIO entered into a Strategic Alliance and Cross License Agreement, dated the same date hereof, for the purposes of defining their future cooperation and obligations to one another;

WHEREAS, the members of the STF Group wish to release the members of the Amelio Group from all claims, causes of action, demands, costs, expenses or other obligations;

NOW THEREFORE, in consideration, the receipt and sufficiency of which are hereby acknowledged, the STF Group hereby stipulates and agrees as follows:

AGREEMENT

1. STF Group Release

In consideration of the terms and conditions of the Settlement Agreement, incorporated herein by reference, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the general release(s) by each member of the STF Group to each member of the Amelio Group pursuant to which, inter alia, each member of the STF Group shall jointly and severally irrevocably release each member of the Amelio Group and all of their respective officers, directors and stockholders, from all claims, causes of action, demands, costs, expenses or other obligations (collectively, “Claims”) that any one or more members of the STF Group may individually or collectively have as of the Closing Date against the Amelio Group and/or their respective officers, directors or stockholders, including, without limitation, all Claims under the Existing Contracts, and shall release each member of the Amelio Group and their respective officers, directors or stockholders from all such Claims; provided, however, that the foregoing shall not be deemed to constitute a release with respect to the ongoing obligations of the Amelio Group under the Settlement Agreement, the Exhibits thereto, and the Collateral Documents.

2. Confidentiality

It is understood by the Parties that this STF Release is a requirement under the Settlement Agreement . None of the Parties shall, directly or indirectly, disclose, cause to be disclosed or permit to be disclosed, the existence or contents and terms of this STF Release, except as necessary to disclose to the disclosing Party’s auditors, lawyers and agents, or if disclosure is required by law.

3. Enforcement

Nothing in this STF Release shall prevent any Party from commencing an action to enforce the terms, conditions and obligations of the Settlement Agreement.

4. Joint Drafting

This STF Release reflects the joint drafting efforts of all Parties hereto and any ambiguities herein shall not be construed against any Party hereto.

5. Amendments

This STF Release may not be amended, revoked or modified, in whole or in part, except by a writing executed by all of the Parties.

6. Governing Law and Jurisdiction

This STF Release shall be governed by and interpreted under the laws of the State of New York, without giving effect to principles of conflicts of law. The Parties agree that any dispute or default arising out of and/or relating in any manner to the terms or provisions of this STF Release may be brought in any court of competent jurisdiction in the State of New York, and by execution and delivery of this STF Release, each party (i) accepts, generally and unconditionally, the jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this STF Release and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

7. Execution

This STF Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Unenforceability

If any term, provision and/or obligation of this STF Release shall be adjudicated by the Court to be unenforceable in any situation and/or as to any Party, person and/or entity, the remaining terms, conditions and obligations shall remain enforceable to the maximum extent in all other situations and as to all other Parties, persons and/or entitles.

9. Authorization

The Parties hereto represent and acknowledge that the persons signing this STF Release are fully authorized to enter into this STF Release on their behalf.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amelio Release to be executed as of the date indicated above.

SOLAR THIN FILMS, INC.

By

Name: Robert M. Rubin Title: Chairman and CFO

KRAFT ELEKTRONIKAI ZRT

By

Name: Robert M. Rubin, Title: Chairman

SUPERIOR VENTURES CORP.

By

Name: Robert M. Rubin, Title: Chairman
SOLAR THIN POWER, INC.

By

Name: Robert M. Rubin, Title: Chairman

Exhibit IV

Strategic Alliance and Cross License Agreement